Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 18, 2009 with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting of Cenveo, Inc. and subsidiaries, included in the Annual Report of Cenveo, Inc. on Form 10-K for the year ended January 3, 2009 which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Melville, New York
May 22, 2009